EXHIBIT  3.1

                                 E-VIDEOTV, INC.

                                    AMENDMENT
                                     TO THE
                          CERTIFICATE OF INCORPORATION

     Pursuant to the provisions of the Delaware General Corporation Law, e-VideoTV, Inc. adopts the following Amendment to its Certificate of
Incorporation:

     The following amendment was adopted on March 15, 2000. Such amendment was adopted by a vote of the shareholders owning a majority of the Corporation's issued and outstanding shares of common stock pursuant to Section 228 of the Delaware General Corporation Law. Notice of the adoption of the amendment has been given to all shareholders in accordance with Section 228 (d) of the Delaware General Corporation Law.

AMENDMENT
---------

     Article IV of the Certificate of Incorporation is amended to read as follows:

     The authorized capital stock of the Corporation shall consist of 100,000,000 shares of common stock, $0.0001 par value, and 5,000,000 shares of preferred stock, $0.0001 par value.

                                   E-VIDEOTV,  INC.

                                   By  /s/  Owen  Granger
                                       ----------------------------------
Date:  March  30,  2000                Owen  Granger,
                                       Secretary  and  Treasurer


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